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EXHIBIT 5.1
OPINION OF COOLEY GODWARD

                       [LETTERHEAD OF COOLEY GODWARD LLP]

October 27, 1999
Digital River, Inc.
9625 W. 76th Street
Suite 150
Eden Prairie, MN 55344

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Digital River, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the sale by certain selling stockholders of 395,992 shares of the Company's common stock (the "Selling Stockholder Shares").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP

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     /s/ MICHAEL J. SULLIVAN
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By:  Michael J. Sullivan
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